Exhibit 10.13

HEADQUARTERS

FACILITY LEASE AGREEMENT

Between

MN Airlines, LLC, d/b/a Sun Country Airlines

And

Metropolitan Airports Commission

Minneapolis-St. Paul International Airport

FEBRUARY 2019

HEADQUARTERS FACILITY LEASE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS		5

2.	LEASED PREMISES		6

	A.	Exclusive Ground Area	6
	B.	Preferential Use Leased Premises	6

3.	TERM		6

	A.	Term	6
	B.	Restoration at Termination	7
	C.	Holdover Tenant	7
	D.	MAC Guaranteed Loan	7
	E.	Lease Buyout Right	7

4.	AUTHORIZED USE OF PROPERTY		8

	A.	Leased Premises	8
	B.	Fueling	8
	C.	Aircraft Deicing	9
	D.	Maintenance of Other Aircraft	9
	E.	Noise	9
	F.	Storage	9

5.	FEES AND CHARGES		9

	A.	Ground Rent	10
	B.	Building Rent	10
	C.	Tenant Improvement Rent	10
	D.	Additional Rent	10
	E.	Revision of Ground Rent	10
	F.	Snow Removal, Maintenance and Repair	11
	G.	Late Fee	11
	H.	Taxes and Other Charges	11
	I.	Utilities	11

6.	DILIGENCE BY TENANT		12

7.	LEASEHOLD IMPROVEMENTS/CONSTRUCTION/FINANCING & REIMBURSEMENT		12

	A.	Installation/Construction	12
	B.	Permits	12
	C.	Liens	12
	D.	Title to Improvements and Structural Alterations	12
	E.	Construction	13
	F.	Financing & Reimbursement	14

8.	MAINTENANCE OBLIGATIONS		15

	A.	Maintenance by MAC and Tenant	15
	B.	Maintenance and Testing of Fire Suppression System	15
	C.	Repair and Condition of Leased Premises	16
	D.	Roof and HVAC System – Additional Rent	16
	E.	Structural	16

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9.	DAMAGE TO OR DESTRUCTION OF LEASED PREMISES		16

	A.	Repair	16
	B.	Casualty Damage	17
	C.	Application of Insurance Proceeds	18
	D.	Exceptions from Liability	18

10.	ADMINISTRATIVE CHARGES		18

11.	INDEMNIFICATION AND INSURANCE		19

	A.	Indemnification	19
	B.	Property Insurance on Buildings	19
	C.	Insurance	20

12.	ENVIRONMENTAL RESPONSIBILITIES		21

	A.	Definitions	21
	B.	Indemnification	21
	C.	Compliance with Environmental Laws	22
	D.	Notification	22
	E.	Right to Take Action	22
	F.	Right to Investigate	23
	G.	Environmental Responsibility	23
	H.	Environmental Condition of Existing Building	24

13.	TANKS		24

14.	MAC TO OPERATE AIRPORTS		24

15.	PUBLIC DATA		24

16.	FUTURE LEASES		24

17.	SIGNS		25

18.	COMPLIANCE WITH LAWS		25

	A.	Compliance with Laws	25
	B.	Notices of Violation	25

19.	SECURITY REQUIREMENTS		25

	A.	Airport Security	25
	B.	Penalties Assessed by the TSA	26

20.	BANKRUPTCY		26

21.	DEFAULT		26

	A.	Events of Default	26
	B.	MAC’s Rights Upon Default	27

22.	RIGHT OF ENTRY		27

23.	QUIET ENJOYMENT		28

24.	CIVIL RIGHTS & NONDISCRIMINATION		28

25.	GENERAL PROVISIONS		28

	A.	Headquarters Covenant	28
	B.	Sublease or Assignment	29
	C.	Minnesota Law and Jurisdiction	29
	D.	Severability	29
	E.	Right to Amend	29
	F.	Accord and Satisfaction	30
	G.	Attorneys’ Fees and Costs	30
	H.	Relationship of Parties	30

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I.	Headings	30
J.	Waiver	30
K.	Condemnation	30
L.	Subordination to Agreements with the U.S. Government	31
M.	Parking	31
N.	Force Majeure	31
O.	Entire Agreement	31
P.	Existing Lease	31
Q.	Notices	31

Exhibit A – Leased Premises
Exhibit B – Maintenance Responsibility Matrix
Exhibit C – Aircraft Deicing Field Rule
Exhibit D – Project Description (Test Fit Plan and Construction Schedule)
Exhibit E – Civil Rights & Nondiscrimination

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METROPOLITAN AIRPORTS COMMISSION

HEADQUARTERS FACILITY LEASE AGREEMENT

This Agreement (“Agreement” or “Lease”) date for reference purposes as the 19th day of February, 2019, by and between the Metropolitan Airports Commission, a public corporation of the State of Minnesota (“MAC”) and MN Airlines, LLC d/b/a Sun Country Airlines (“Tenant” or “Sun Country”). MAC and Tenant may hereinafter be referred to as a “Party” or collectively as the “Parties.”

WHEREAS, MAC owns and operates Minneapolis-St. Paul International Airport (“Airport”);

WHEREAS, Tenant has a need for facility space to accommodate its headquarters function; and

WHEREAS, MAC and Tenant have entered into an Airline Operating Agreement and Terminal Building Lease for Minneapolis-St. Paul International Airport dated January 1, 2019, as defined below (“Airline Agreement”).

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants set forth, the Parties hereby agree as follows:

1.	DEFINITIONS

A.	Affiliate or Affiliated Airline. Any “Affiliated Airline” as defined in the Airline Agreement, of Sun Country.

B.	Air Transportation Business. “Air Transportation Business” as defined in the Airline Agreement.

C.

Airline Agreement. Airline Operating Agreement and Terminal Building Lease for Minneapolis-St. Paul International Airport dated January 1, 2019, as the same has been or may be amended, superseded or replaced.

D.	Airport. Minneapolis-St. Paul International Airport.

E.	Executive Director. MAC’s Executive Director/CEO or such other person designated by the Executive Director to exercise functions with respect to the rights and obligations of MAC under this Agreement.

F.

Fixtures. An article used by an airline in the usual course of its Air Transportation Business (such as a trade fixture) that was once personal property, but has been attached to the land or building in a permanent manner so that it is regarded in law as part of the real estate.

G.

MAC. The Metropolitan Airports Commission, which owns and operates Minneapolis-St. Paul International Airport. Where this Agreement speaks of approval or consent by MAC or the commission, such approval or consent means action by MAC’s Executive Director or designated representative.

H.

Preferential Use Aircraft Parking Area. Preferential Use Aircraft Parking Area is designated as preferential use, meaning that Tenant and its Affiliates have the primary right and opportunity to use the Preferential Use Aircraft Parking Area that is part of the Leased Premises under this Agreement. For avoidance of doubt, to the extent Tenant desires to use such area, Tenant shall always have the primary right to do so, even to the extent the exercise of such rights shall requires the movement of other aircraft from the area.

I.	Project. The construction project necessary to remodel the facility to accommodate Sun Country’s headquarters function, as further described in Exhibit D.

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J.	TSA. Transportation Security Administration or any successor agency responsible for Airport security.

K.	Vice President of Management & Operations. Person responsible for operation of the Airport or that person’s designated representative.

2.	LEASED PREMISES

MAC leases to Tenant the premises as shown on the attached Exhibit A, collectively called “Leased Premises”. Such Leased Premises shall be used by Tenant to accommodate the operation of Tenant at the Airport as described herein.

A.	Exclusive Ground Area

MAC leases to Tenant approximately 365,625 square feet of exclusive use premises as shown on Exhibit A, as follows:

Landside Parking Area:	260,897 s.f.
Building Lease Area:	89,543 s.f.
Airside Parking Area:	15,185 s.f.

TOTAL:	365,625 s.f.

B.	Preferential Use Leased Premises

MAC leases to Tenant, on a Preferential Use basis, the use of approximately 85,795 square feet as shown on Exhibit A (“Preferential Use Aircraft Parking Area”). Tenant shall be granted priority to utilize such Preferential Use Aircraft Parking Area, even to the extent the exercise of such rights shall requires the movement of other aircraft from the area. The use of the Preferential Use Aircraft Parking Area by third party airlines is expressly limited to the temporary parking of aircraft on such area, and is subject and subordinate to Tenant’s rights granted herein.

The Preferential Use Aircraft Parking Area shall be used by Tenant for its own aircraft and for aircraft of its Affiliates.

Tenant agrees that such use and assignment of Preferential Use Aircraft Parking Areas shall be consistent with FAA criteria to enable such Preferential Use Aircraft Parking Areas to remain eligible for Federal AIP grant and other funding.

3.	TERM

A.	Term

The Term of this Agreement shall be for approximately 10 years commencing February 19, 2019, (the “Effective Date”), and expiring at 11:59 p.m. on February 28, 2029 (“Term”). The Term may be extended for two additional five year terms, by written agreement of both Tenant and MAC. Tenant shall give at least twelve (12) month prior written notice to the other party in each instance where it looks to exercise its extension right. Both parties will make commercially reasonable efforts to come to written agreement to terms within six (6) months from the date of written notice.

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B.	Restoration at Termination

The parties acknowledge and agree that if Tenant should terminate the Lease prior to the natural expiration of the Lease for any reason, the damages would be impossible or very difficult to accurately estimate, for reasons relating to, but not limited to, the uncertain and fluid nature of the competitive bidding process, both temporally and financially. Thus, the parties agree that upon the early termination of the Lease due to Tenant default or pursuant to Section 3E, Tenant shall pay MAC an additional $500,000 (“Restoration Fee”) to restore the building to its previous condition as an aircraft hangar. In addition, in the event this Agreement is terminated due to a default of Tenant, MAC, subject to the limitations of applicable law, may pursue all available remedies at law or equity including, but not limited to, payment of the remaining Ground Rent, Building Rent, and Tenant Improvement Rent through the remaining Term.

Upon the natural expiration of the Lease Term, Tenant shall be obligated to immediately pay MAC a partial payment of $250,000 (the “Pre-Payment”) towards the actual cost to restore the hangar portion of the Leased Premises to a functional use as it was originally intended for regional jets (the “Restoration Work”), with the remainder of the actual cost incurred (if any) to be paid by Tenant to MAC following MAC’s completion of the Restoration Work and delivery to Tenant of final invoices for the work actually undertaken. MAC may authorize a Pre-Payment of less than $250,000 in its sole and absolute discretion. In the event the actual costs MAC so incurs for the Restoration Work are less than the amount of the Pre-Payment, then MAC shall refund such excess to Tenant following completion of the Restoration Work, which shall be completed within two years after the expiration of the Lease Term.

C.	Holdover Tenant

In the event that Tenant shall hold over and remain in possession of the Leased Premises after the expiration of this Agreement without written renewal, any holding over shall not be deemed to operate as a renewal or extension of this Agreement but shall only create a month-to-month tenancy. Either party may terminate upon thirty (30) days written notice. During the Term of any such holding over, Tenant shall remain bound by all terms of this Agreement.

D.	MAC Guaranteed Loan

Within three months after the execution of this Agreement, Tenant will endeavor to secure a loan from a third party lender (“Loan”), for which such Loan MAC agrees to provide a guarantee of $600,000 (“MAC Guarantee”) pursuant to a loan agreement and guarantee agreement on reasonable and customary terms that are acceptable to MAC acting reasonably and in all good faith. All proceeds from the Loan will be used in a manner to directly benefit the Premises. In exchange for the MAC Guarantee, Tenant will pay MAC a yearly administrative fee of $750 as long as the MAC Guarantee is in place. Notwithstanding the foregoing, MAC shall have no obligation to provide the MAC Guarantee if terms conforming to the requirements of this provision are not presented to MAC in proposed final form within the first three months of this Agreement.

E.	Lease Buyout Right

Tenant is hereby granted the right and option to terminate this Lease (the “Lease Buyout Right”) upon at least ninety (90) days prior written notice to MAC (the “Buyout Notice”), which notice shall specify the “Early Termination Date” (which Early Termination Date must be at least ninety days after the date of MAC’s receipt of the Buyout Notice). In the

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event Tenant exercises the Lease Buyout Right, then within sixty (60) days after delivery of the Buyout Notice, Tenant shall pay to MAC an amount equal to all Ground Rent, Building Rent, Tenant Improvement Rent, and Restoration Fee that would have accrued after the Early Termination Date through the remaining Term, had this Lease not been terminated pursuant to the Lease Buyout Right (the “Accelerated Rent”). Tenant must also satisfy any and all obligations guaranteed by MAC and satisfy all financed, secured, or other financial obligations that may attach to the Premises or Project. Provided that Tenant timely pays the Accelerated Rent, then this Lease shall terminate on the Early Termination Date as if the same were the natural expiration of the Lease Term.

F.	MAC Termination Option

In the event that Tenant, for any reason, fails to remain a Signatory Airline, as defined in the Airline Agreement, throughout the Term, then upon such a failure, the sole remedy available to MAC is to terminate this Agreement by providing notice to Tenant of MAC’s intent to terminate this Agreement effective not less than one (1) year following such notice to Tenant. This remedy may be exercised within the sole discretion of MAC, and in the event it is so exercised, Tenant shall not have any obligation to pay the Restoration Fee, but Tenant shall pay for the Restoration Work as described in Section 3.B. Failure to by Tenant to remain a Signatory Airline shall not constitute an event of default under this Agreement nor shall failure to remain a Signatory Airline render Tenant liable to MAC for any damages under this Lease.

4.	AUTHORIZED USE OF PROPERTY

A.	Leased Premises

The Exclusive Ground Area portion of the Leased Premises shall only be used by Tenant for the uses set forth in this Lease, including, remodeling to convert space throughout the Leased Premises into office and associated support space supporting Sun Country’s headquarters operations; vehicular parking; commissary and cargo functions; general office use; airline operations management; maintenance, operation, repair and storage of vehicles and equipment; and employee training functions.

The Preferential Use Leased Premises shall only be used for the fueling and defueling of aircraft; de-icing in permitted areas; aircraft and vehicular parking; commissary and cargo functions; the maintenance, operation, repair and storage of vehicles and equipment; and employee training functions. Tenant may provide routine aircraft servicing and maintenance, as well as emergency aircraft repair or maintenance services on the Preferential Use Leased Premises.

The Leased Premises must be used in furtherance of an aviation business requiring direct access to an airfield or by an airline business. It is expressly understood that the Leased Premises are part of an operating airport grounds, so security of the property is of highest concern. Any operation of the property outside of the normal operation of an airline headquarters that involves more than normal daily traffic flow should be approved by MAC to maintain security. Any use and/or activity not expressly authorized pursuant to this Article requires the prior written approval of MAC.

B.	Fueling

In its use of the Leased Premises, Tenant may lawfully store fuel in its vehicles, and fuel or defuel its aircraft, ground equipment and vehicles used in Tenant’s operation at the Airport, with its own employees or a commercial vendor authorized by MAC to operate at the Airport. Tenant shall not engage in fueling activities other than as specified above. No bulk fuel storage, except propane, is permitted on the Leased Premises.

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C.	Aircraft Deicing

Tenant shall only de-ice its aircraft in areas of the Airport specifically designated by MAC pursuant to field rule entitled: Aircraft Deicing, dated October 1, 2013, attached as Exhibit C, as such may be amended from time to time. Tenant acknowledges that it is aware of and has read and will comply with the Field Rule. MAC shall notify Tenant of all revisions of field rules. Tenant is responsible for being aware of and complying with all current field rules and any revisions thereto as they may occur from time to time whether or not this Agreement is amended to incorporate the revised field rule.

D.	Maintenance of Other Aircraft

Tenant may provide routine servicing and maintenance and emergency repair or maintenance services, to other air carrier type aircraft owned, leased or operated by air carriers other than Tenant, provided such services are not provided to hushkitted or widebody aircraft. It is understood that Tenant does not intend to and will not solicit or engage in such maintenance activities for aircraft not otherwise serving the Minneapolis-St. Paul area and that such maintenance activities shall not include major modifications, conversions, remodeling or the maintenance, servicing, handling or hangaring of general aviation or corporate aircraft. Upon written request made no more often than monthly, Tenant will provide MAC with written monthly reports of any maintenance done on air carrier type aircraft owned, leased or operated by air carriers other than Tenant.

E.	Noise

Tenant agrees to abide by all current and future Airport noise rules, regulations, and field rules.

At the date this Agreement is executed, Tenant and MAC are parties to an Airline Agreement, which is scheduled to expire December 31, 2023. In the event anytime during the Term of this Agreement Tenant shall either fail to renew such Airline Agreement or for any reason is not be a party to the most current Airline Agreement between MAC and signatory airlines at the Airport, Tenant shall, as a term and condition of this Agreement, comply with all aircraft noise and operational provisions of the then current Airline Agreement although Tenant is not a party to the then current Airline Agreement.

F.	Storage

Tenant is authorized to store necessary supplies for maintaining aircraft on the Leased Premises, provided that Tenant meets all environmental and regulatory requirements applicable thereto.

5.	FEES AND CHARGES

Monthly rental obligations are made up of four essential components: Ground Rent, Building Rent, Tenant Improvement Rent, and Additional Rent, all of which constitute the rental obligations of Tenant and commence as of the Effective Date. Failure to pay any of the four components of rent is a default under the Agreement.

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A.	Ground Rent

Tenant shall pay the monthly ground rent set forth below in advance on the first day of each month, without demand or invoice, subject to Article 5 .E.

LEASE AREA	AREA	RATE	MONTHLY	ANNUALLY
Exclusive Ground Area	365,625	$0.28	$8,531.25	$102,375.00
Preferential Ramp Area	85,795	$0.28	$2,001.88	$24,022.60

TOTAL:	451,420	$0.28	$10,533.13	$126,397.60

B.	Building Rent

Tenant shall pay the monthly building rent set forth below in advance on the first day of each month, without demand or invoice.

DESCRIPTION	AREA	RATE	MONTHLY	ANNUALLY
Building Rent	89,543	$6.75	$50,367.94	$604,415.2

Notwithstanding the foregoing, building rent for the first six months following the Effective Date shall be one-half the monthly amount and equal $25,183.97 each month.

C.	Tenant Improvement Rent

To accommodate remodeling the building to convert it from an aircraft maintenance hangar to an office and support facility capable of accommodating Sun Country Airline’s headquarters functions, MAC is making available up to $5.4 million of tenant improvement dollars to assist with funding the cost of such conversion. MAC and Tenant have agreed to have Tenant repay the $5.4 million over the course of 114 months, with monthly payments starting as of the first day of the seventh month following the Effective Date as follow:

DESCRIPTION	AMOUNT	INTEREST RATE	MONTHLY	ANNUALLY
TI Rent	$5,400,000	5.75%	$61,588.58	$739,062.97

The Tenant Improvement Rent is subject to adjustment based upon the final amount of tenant improvement dollars MAC actually funds, not to exceed $5.4 million. In the event this Lease terminates (for a reason other than a default by Tenant or Tenant’s exercise of the Lease Buyout Right) prior to the expiration of the aforesaid 114 months, then Tenant’s obligation to continue to pay the Tenant Improvement Rent on a monthly basis to MAC through the conclusion of said 114 month period shall cease and not survive the termination of this Agreement.

D.	Additional Rent

Additional Rent is as fully set forth in Section S.D. Roof and HVAC system – Additional Rent.

E.	Revision of Ground Rent

In conjunction with Ordinance 121 and its revisions any time after January 1, 2021, and no more frequent than every fifth year during the remainder of the Term of the Agreement, MAC reserves the right to amend ground rent upward. Ground rent shall be adjusted downward during the Term in accordance with Ordinance 121 and any revisions thereto. MAC shall rely upon appraisals obtained from one or more qualified, independent

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appraisers chosen by MAC. It is understood, consistent with Minnesota Statutes, that any revision or changes in rents shall be reasonable and uniform covering Tenant’s lease rights with those charges to other users at the Airport in the same class of users as Tenant.

F.	Snow Removal, Maintenance and Repair

MAC shall be responsible for snow removal, routine maintenance, operation, repair and replacement on the Preferential Use Aircraft Parking Area of the Leased Premises and common use taxilanes in accordance with Exhibit B (Maintenance Responsibility Matrix). Tenant shall pay the actual costs for MAC performing such snow removal, routine maintenance, operations and repair on the Preferential Use Aircraft Parking Area of the Leased Premises and its pro-rata share of such costs for common use taxilanes/areas as billed by MAC. MAC will use its best efforts to minimize the snow removal costs to Tenant by requiring one half inch of snow accumulation on the ramp prior to calling out the snow removal contractors. At the discretion of MAC’s maintenance staff there may be situations or particular snow conditions that will warrant a waiver to this standard in order to maintain Tenant’s aircraft operations. Tenant hereby grants to MAC the right to access the Preferential Use Aircraft Parking Area for the purpose of performing snow removal, maintenance, operational activities and repairs as MAC determines appropriate. MAC shall use reasonable efforts not to interfere with Tenant’s business operations when performing such obligations. MAC shall provide equipment and labor to fulfill these responsibilities in keeping with Tenant’s operational needs in a reasonable manner.

Tenant shall be responsible for the snow removal from all areas of the Leased Premises with the exception of the Preferential Use Aircraft Parking Areas as described above and as further described in Article 8.A.

Notwithstanding the above, Tenant shall be responsible for snow removal on the Preferential Use Aircraft Parking Areas only to the extent that Tenant shall remove snow from such areas that are immediately adjacent to Tenant’s building, Tenant’s airside building doors, and other appurtenances which cannot be reasonably efficiently reached by routine airfield snow removal equipment utilized by MAC.

G.	Late Fee

Any payment not received within thirty (30) days of the due date shall accrue interest at the rate of 1.5 percent per month measured from the due date until paid in full.

H.	Taxes and Other Charges

Tenant will pay all taxes, assessments, license fees, or other charges that may be levied or assessed during the Term of this Agreement upon or against any leasehold interests, improvements, or associated equipment on the Leased Premises, or on account of the transacting of business thereon by Tenant, it being understood that Tenant retains the right to contest any taxes so levied or assessed. Taxes levied by reason of occupancy hereunder shall be in addition to rent paid to MAC under this Agreement. Tenant shall obtain and pay for all permits, licenses, or other authorizations required by authority of law in connection with the operation of its business at said Airport.

I.	Utilities

Tenant agrees to promptly pay all fees, in addition to its Ground Rent, Building Rent, Tenant Improvement Rent, and Additional Rent hereunder, for all water, sewer, gas, electric, trash removal, and other service facilities supplied to or consumed by Tenant relative to Tenant’s operations on the Leased Premises.

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6.	DILIGENCE BY TENANT

Tenant shall have all the rights and privileges to conduct all business operations authorized under the terms of this Agreement, provided, however, that this Agreement shall not be construed in any manner to grant Tenant the exclusive right to provide its services throughout the Airport.

7.	LEASEHOLD IMPROVEMENTS/CONSTRUCTION/FINANCING & REIMBURSEMENT

A.	Installation/Construction

Leased Premises shall be delivered to Tenant in its current condition at the time of delivery. All improvements required to accommodate Tenant’s operations will be the responsibility of Tenant and must be in compliance with MAC’s Design and Construction Standards.

Tenant is responsible for obtaining the necessary building permits for the Project from the MAC Building Official. The MAC Building Official can be reached at 612-467-0426. The cost of installation of the Tenant’s equipment and any alterations approved by MAC to the Leased Premises, including electrical, shall be made at Tenant’s sole cost and expense. All installations and alterations shall comply with: (1) MAC’s Design and Construction Standards as interpreted and administered by the MAC Building Official; and (2) shall be submitted for written review and approval by the MAC Building Official, which approval shall not be unreasonably withheld, conditioned or delayed. No changes or installations shall be made to the Leased Premises without a MAC issued construction permit. Tenant is responsible for all clean-up of construction materials, debris and packaging associated with Tenant’s construction or installations.

B.	Permits

Tenant shall maintain in force and effect all permits, licenses, agreements and similar authorizations required to use the Leased Premises. Tenant’s failure to maintain such permits, licenses, agreements and similar authorizations shall not relieve Tenant from the performance of its obligations under this Agreement.

C.	Liens

Tenant shall: 1) keep the Airport and the Leased Premises free and clear from all liens for labor performed and materials furnished on behalf of Tenant under this Agreement; and 2) defend, at Tenant’s cost, each and every lien asserted or filed against the Airport and the Leased Premises or against this Agreement and any improvement on behalf of Tenant on the Leased Premises and pay each and every judgment resulting from such lien to the extent such lien is claimed by, through or under Tenant and is related to Tenant’s operations hereunder.

D.	Title to Improvements and Structural Alterations

All improvements and alterations to the Leased Premises (including the building thereon) that are made by Tenant will be paid for by Tenant and shall become the property of MAC upon the expiration or termination of the Lease. During the Term, all such improvements and alternations to the Leased Premises shall be property of Tenant. All of Tenant’s trade fixtures, equipment, and personal property now or hereafter located on the Leased Premises

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remain the property of Tenant. Tenant shall within thirty (30) days from the expiration or termination of this Agreement, remove its trade fixtures, equipment, and personal property from the Leased Premises. Any trade fixtures, equipment, and personal property that remains on the Leased Premises after this time shall become the property of MAC.

E.	Construction

All construction and remodeling will be completed by Tenant in accordance with MAC Design and Construction Standards, and subject to the following provisions:

1.

Tenant shall be responsible for the management, design and construction of the Project. Tenant shall procure all design and construction services through selection by competitive qualification, proposal or bid process with a minimum of three (3) bids or proposals from general contractors. Any changes to the Project scope beyond that set forth in this Agreement shall be approved in advance in writing by the MAC Executive Director. MAC understands that Tenant has not fully completed the Project design and will work in good faith with Tenant to accommodate all reasonable and necessary design changes in order to best meet project timelines.

2.

Tenant shall submit for approval by MAC a complete set of construction plans and specifications for the Project (the “Plans”), in accordance with MAC’s procedures for approval of tenant work, which may include 45%, 90%, and final submissions. MAC’s approval of Tenant’s Plans shall not be unreasonably withheld, conditioned, or delayed, and in any event MAC shall provide Tenant with each approval (or disapproval with explanatory comments) of Tenant’s Plans at the 45% and 90% point within ten (10) business days after submission by Tenant, and within ten (10) business days after final submission by Tenant. Tenant’s submission by email is acceptable so long as it is submitted to a designated representative of MAC. MAC may also provide Tenant with its approval or disapproval by email. Tenant shall obtain all necessary permits/approvals prior to commencement of construction. All bid documents and contracts for construction associated with the Project shall include provisions reasonably acceptable to MAC, including the payment of prevailing wages, use of targeted group businesses, Women’s Economic Security Act, Certificate of Compliance, performance and payment bonds, insurance, prompt payment of subcontractors, and maximum allowable retainage.

3.

Tenant shall provide MAC a payment and performance bond, each for an amount equal to 100% of the project cost, in a form and with a surety satisfactory to MAC in accordance with Minnesota Statutes Section 574.26. Tenant may fulfill its obligation to provide such payment and performance bonds through such bonds provided by its general contractor, provided MAC must be listed as additional obligee.

4.	Prior to commencement of construction, Tenant shall provide MAC evidence of insurance for the work at limits and terms reasonably acceptable to MAC.

5.

Tenant shall consult with MAC throughout the construction of the Project and shall permit MAC or its agents access to the Project site at all times upon reasonable prior notice and provided that such access does not unreasonably interfere with such construction activities. Tenant will supply partial electronic “as-built” drawings prior to final payment and final electronic “as-built” drawings within ninety (90) days of Project completion.

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The Project shall be performed in a good and workmanlike manner, in compliance with all applicable codes, laws, and regulations.

F.	Financing & Reimbursement

1.

MAC will reimburse Tenant for all reasonable and necessary costs (excluding bonding, interest, insurance, furniture, broker fees, and financing costs) incurred by Tenant from third parties in connection with the design and construction of the Project; provided, however, that the reimbursement provided by MAC shall not exceed $5.4 million. If the cost of the Project exceeds that amount it shall be Tenant’s sole responsibility to reduce the Project cost or provide such additional monies needed to fund the remaining portion of the Project. In the event MAC rejects any request for reimbursement submitted by Tenant, whether in whole or in part, MAC shall provide Tenant with a detailed explanation for the reason for such rejection. MAC shall withhold 5% retainage from each reimbursement, which is payable upon approval of final payment.

2.

Tenant shall submit any requests for reimbursement on a monthly basis in a format reasonably acceptable to MAC. Tenant shall provide copies of all invoices and all necessary schedule and cost reports for review, including but not limited to consultant or contractor pay requests with all attachments and signed receipts or other proof of payment for expenditures. Tenant shall make no markup for its administrative costs associated with managing the Project.

3.

Within forty-five (45) days after receipt of an invoice and supporting documentation, MAC will pay Tenant the amount of the approved invoice, minus any amount for which adequate documentation has not been supplied or which is not otherwise payable by MAC under the terms of this Agreement. In the event MAC rejects any request for reimbursement submitted by Tenant, whether in whole or in part, MAC shall provide Tenant with a detailed explanation for the reason for such rejection.

4.

Tenant shall maintain all documents and records associated with the construction of the Project as well as all reports required by MAC pursuant to this Agreement for a period of six (6) years and shall permit MAC unrestricted access to all records associated with the Project during Tenant’s business hours, Monday through Friday, holidays excepted, with advance notice. MAC reserves the right to audit all Project Costs at its expense at the completion of the Project or at any time within six (6) years thereafter.

5.

Tenant shall defend, at its own cost and expense, each and every claim or lien asserted or filed in connection with the Project and pay each and every judgment made or given as a result thereof except, in each case, to the extent caused by or resulting from the MAC’s negligence or intentional misconduct. Further, Tenant shall indemnify and hold MAC harmless from and against any and all third party claims (other than those described in Section 7F.l. hereof) incurred by MAC arising out of the negligent design and construction of the Project, including the payment of MAC’s reasonable attorney’s fees in conjunction with any litigation arising out of or in connection with the design and construction of the Project, except in any of the foregoing circumstances to the extent caused by or resulting from the MAC’s negligence or intentional misconduct. MAC shall give notice to Tenant promptly after MAC has actual knowledge of any claim as to which indemnity may be sought hereunder, and shall permit Tenant to assume the defense of any such claim or any litigation resulting therefrom using counsel selected by

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Tenant that is reasonably acceptable to MAC with respect to any claims brought against MAC. MAC may participate in such defense at its sole expense; provided, however, that Tenant shall bear the expense of such defense of MAC if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest (as determined in good faith by MAC’s legal counsel). The failure of MAC to give notice as provided herein shall not relieve Tenant of its obligations under this Agreement unless the failure to do so materially prejudices Tenant. Tenant shall not, in the defense of any such claim or litigation for which indemnification by Tenant is required hereunder, except with the consent of the MAC, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the MAC of a release from all liability in respect to such claim or litigation.

8.	MAINTENANCE OBLIGATIONS

A.	Maintenance by MAC and Tenant

Tenant will be responsible for providing all maintenance of the Leased Premises as defined in Exhibit B and Article 2 except as otherwise provided in this Agreement or shown as a MAC responsibility on Exhibit B.

Tenant shall provide all maintenance and snow removal for the MAC constructed access road labeled “site access” on Exhibit A, which connects the Leased Premises to Cargo Road.

For items not specifically identified on Exhibit B, Tenant shall be responsible for maintenance, repair and replacement of the following: 1) other systems and equipment serving the Leased Premises exclusively; 2) alterations to the Leased Premises whether installed by MAC or Tenant; 3) improvements to the Leased Premises whether installed by MAC or Tenant; 4) all other repairs, replacements, renewals and restorations, interior and exterior, ordinary and extraordinary, foreseen and unforeseen; and 5) all other work performed by or on behalf of Tenant pursuant to this Agreement.

Any alterations, improvements or additions performed by MAC to the Leased Premises (i) shall be at MAC’s cost, (ii) shall be subject to Tenant’s prior written approval, not to be unreasonably withheld, (iii) shall not materially alter the layout or interior improvements Tenant makes to the building, (iv) shall not block Tenant’s reasonable access to the building or the Leased Premises, (v) shall not unreasonably effect Tenant’s ability to continuously operate its system operations center or its airline headquarters, and (vi) shall be undertaken in a manner to reasonably avoid interfering with the operation of Tenant’s business.

B.	Maintenance and Testing of Fire Suppression System

Tenant is required to test the existing fire sprinkler system per NFPA 25 Inspection, Testing and Maintenance of Water Based Fire Protection Systems (the most current edition) and any modifications to the system shall comply with NFPA Standards and MAC Building, Construction, Design and Permitting Standards. Tenant shall have the right to disable the foam component of the fire sprinkler system from operation during the Term, but Tenant shall keep the foam component otherwise in good condition and repair throughout the Term.

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C.	Repair and Condition of Leased Premises

Tenant at all times at its own costs and expense shall take good care of the Leased Premises and the buildings, structures or improvements located thereon and shall keep and maintain them in safe and good order and repair and in a clean and neat condition, and perform all repair, maintenance, and restoration required thereto during the Term, except as otherwise expressly set forth herein to the contrary. Tenant shall not suffer or permit any waste or nuisance on the Leased Premises or anything thereon that shall interfere with the rights of other airlines or MAC in connection with the use of portions of the Airport not leased to Tenant. At the expiration of the Term of the Agreement or upon any sooner termination thereof, without the necessity or demand therefore by MAC, Tenant shall surrender possession of the Leased Premises peaceably, quietly and in good order and condition, fire, casualty, and reasonably unavoidable causes and reasonable wear and tear excepted.

D.	Roof and HV AC System – Additional Rent

Tenant is responsible for the maintenance of the roof and HVAC systems of the building. MAC will replace the roof (the “Roof Cost”) no earlier than January 1, 2024, unless the roof becomes beyond economic repair before 2024 or otherwise is requiring repeated repairs at intervals which indicate that the replacement thereof is commercially reasonable under the circumstances. When the HVAC systems have reached the end of their useful life or otherwise are requiring repeated repairs at intervals which indicate that the replacement thereof is commercially reasonable under the circumstances, MAC will replace HVAC system (the “HVAC Cost”). Enhancements necessary to improve any HVAC systems in the building for the needs of the Project, shall be paid by Tenant, and not serve as a reason to request MAC to replace the HVAC system earlier than necessary.

Following payment of the Roof Cost or the HVAC Cost (each, generically, a “Cost”) by MAC, such Cost shall be amortized on a straight-line basis over a period of fifteen (15) years commencing with the date of such payment, using a reasonable interest rate and Tenant shall repay to MAC, on a monthly basis as Additional Rent, solely the amortized costs applicable to the remainder of the Term of the Lease, including the period of any renewal or other extension of the Lease Term.

E.	Structural

Subject to the provisions of Section 9, Tenant is only responsible for any structural issues caused by Tenant including Tenant’s use, and completion of the Project. In the event any repairs, replacements, or maintenance is required to any portion of the structure of the building due to a latent or patent defect therein, MAC shall be solely responsible for undertaking the same at its sole cost.

9.	DAMAGE TO OR DESTRUCTION OF LEASED PREMISES

A.	Repair

(i) All damage or injuries to the Leased Premises and to fixtures, appurtenances, and equipment by: (1) Tenant, moving property in or out of the Leased Premises or by installation, removal of furniture, fixtures, equipment, or other property by Tenant; or (2) resulting from any other cause of any other kind or nature whatsoever due to carelessness, omission, neglect, improper conduct, or other causes of Tenant, or its subtenants, invitees, agents, or employees shall be repaired, restored, or replaced promptly by Tenant. Should the Leased Premises, or any part of them, be damaged as a result of the negligent or willful act or omission of Tenant, or any of its subtenants, invitees, agents, or employees, they shall in all instances, unless approved by MAC, be repaired or replaced by Tenant whether or not such damage is covered by insurance.

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(ii) If MAC and/or its employees, or agents damage the Leased Premises through their sole negligence or intentional act, MAC will be solely responsible for the repairs, replacement, or restoration within fifteen (15) days after the occurrence thereof, if such repair, replacement, or restoration is reasonably possible within this time allotment. If MAC fails to repair, replace or restore within such time or as is reasonably possible, then Tenant may make the repairs, replace or restore the damage and render a bill to MAC for all reasonable costs and expenses associated therewith or abate rent until Tenant is made whole.

B.	Casualty Damage

(i) All provisions hereof to the contrary notwithstanding, in the event any fire, casualty, or other event renders such damage to the Leased Premises that is reasonably estimated to require more than twelve months from the date of such event to restore the Leased Premises or such damage completely destroys the same (collectively, “Casualty Damage”), and such Casualty Damage was not caused by the negligence or willful misconduct of Tenant or such Casualty Damage is not covered by the insurance required to be maintained by Tenant hereunder, then in that event MAC or Tenant shall have the right to terminate this Lease without payment of any penalty or Accelerated Rent upon notice to MAC or Tenant given within sixty days after the date of such casualty. All property insurance proceeds from Tenant’s insurance policy attributable to the building and the leasehold improvements on the Leased Premises shall be paid to MAC, and all such proceeds attributable to Tenant’s personal property and equipment shall be paid to Tenant.

(ii) All provisions hereof to the contrary notwithstanding, in the event of Casualty Damage, and such Casualty Damage is caused by the negligence or willful misconduct of Tenant or any of its subtenants, invitees, agents, or employees, then in that event MAC shall have the right to terminate this Lease upon notice to Tenant given within sixty days after the date of such casualty. All property insurance proceeds from Tenant’s insurance policy attributable to the building and the leasehold improvements on the Leased Premises shall be paid to MAC, and all such proceeds attributable to Tenant’s personal property and equipment shall be paid to Tenant.

(iii) In the event of any Casualty Damage for which Tenant or MAC has not timely exercised its termination right (if any) as aforesaid, Tenant shall proceed to repair and restore the Leased Premises with all due diligence, subject to delays due to force majeure, settling and adjusting the insurance claim, and receipt of insurance proceeds, and the insurance proceeds from Tenant’s insurance policy attributable to the leasehold improvements shall be paid to Tenant and held in trust for the repair of the Leased Premises and those proceeds attributable to Tenant’s personal property shall be paid to Tenant. MAC shall refund Tenant for its insurance deductible amounts paid pursuant to any Casualty Damage to the proportionate extent such Casualty Damage was caused by the intentional or negligent acts of MAC, or its employees, agents or contractors. Tenant shall collaborate in good faith with MAC in the design, development, repair, and reconstruction of the Leased Premises hereunder (including but not limited to providing MAC with access to meetings and draft plans and access to Tenant’s decision-making) and shall comply with the provisions and procedures set forth in Section 7 of this Lease in the performance of the repair and restoration of the Leased Premises following such Casualty Damage.

(iv) If any Casualty Damage occurs that is not the fault of Tenant, or any of their subtenants, invitees, agents, or employees in any way making the Leased Premises substantially unusable, rent and all other charges shall be abated on a per day pro-rated basis during the time the Leased Premises are substantially unusable. No rent shall abate if damage resulted from any act of Tenant or their subtenants, invitees, agents or employees.

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C.	Application of Insurance Proceeds

Whenever MAC repairs the damage, proceeds, if any, of Tenant’s and MAC’s property insurance on the Leased Premises and leasehold improvements shall be applied to the cost of the repairs and replacement of the Leased Premises and leasehold improvements. Tenant is responsible for payment of all repair and replacement costs and expenses exceeding insurance proceeds for all of Tenant’s personal property, and for all structural and non-structural portions of the Leased Premises only in the event the damage resulted from Tenant’s negligent or intentional act or omission, provided this provision does not waive any claims against Tenant. If MAC is not required to and elects not to repair or replace the Leased Premises, the proceeds of all applicable insurance policies maintained in force by MAC shall be paid over to MAC. Tenant will name MAC as loss payee on all applicable property insurance policies covering the Leased Premises.

D.	Exceptions from Liability

Except as set forth herein, MAC shall not be liable or responsible to Tenant for any damage or destruction to Tenant’s property from any cause other than its own intentional or negligent acts.

10.	ADMINISTRATIVE CHARGES

The failure of Tenant to adhere to MAC’s operating standards, specifically signage violations or placement of items or operation of vehicles or equipment in areas or roadways not authorized by MAC may result in inconvenience to the public, facility tenants, and may adversely affect the operation of the Airport, necessitating that MAC take administrative action to assess Tenant’s failure and notify Tenant of the need to correct the failure. Quantification of the resulting costs of such administrative action is difficult. The Parties agree that the administrative charges set forth below are reasonable estimates of the actual administrative charges that would be incurred by the MAC for the specified breaches of the foregoing operating standards, and Tenant agrees to pay to MAC such charges in accordance with this section.

The charges required by this section are solely for the administrative costs the parties anticipate MAC will incur in connection with the list of specific violations below; payment does not relieve Tenant of responsibility for physical damage, personal injury, or other harm or damage to MAC or to any other person or entity caused by Tenant, or its employees, agents or contractors.

For non-monetary defaults under this Agreement, MAC in its reasonable discretion may determine if a violation of this Agreement has occurred and may impose the following charges. MAC shall provide written notice of each offense to Tenant. Failure to pay assessment within thirty (30) days of such notice shall constitute default under this Agreement.

The first offense in any category will result in a warning letter. The second offense and any subsequent offense will require Tenant to pay to MAC administrative charges in the amount listed below. Tenant agrees that said amounts are fair compensation to MAC for said costs. MAC in no way waives its rights under this Agreement, such as default and termination, or other remedies as prescribed by law through the imposition of administrative charges.

2nd Offense and Subsequent Offenses	$500.00

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11.	INDEMNIFICATION AND INSURANCE

A.	Indemnification

To the fullest extent permitted by law, Tenant does hereby covenant and agree to protect, indemnify, defend and hold completely harmless MAC and its Commissioners, officers, agents and employees (collectively “Indemnitees”) from and against any and all liabilities, losses, damages, suits, actions, claims, charges, judgments, settlements, fines or demands of any person arising by reason of injury or death of any person, or damage to any property, or any allegation or claim of such property damage, including all reasonable costs for investigation and defense thereof (including, but not limited to, attorney’s fees, investigative fees, court costs and expert fees) of any nature whatsoever arising out of or as a result of Tenant’s operation at or about the Leased Premises and the Airport in connection with its operations under this Agreement, or the acts or omissions of Tenant’s officers, agents, employees, contractors, subcontractors, licensees or invitees related to Tenant’s operations under this Agreement, regardless of where the injury, death or damage may occur; provided, however, the indemnification and defense obligations under this Section shall not apply to the extent the claims arise wholly from the negligent act or omission of an Indemnitee. Notwithstanding the foregoing, Tenant’s indemnification obligations with respect to environmental matters shall be governed by Section 12 B of this Agreement.

MAC shall give Tenant reasonable notice of any such claim or action. In indemnifying or defending an Indemnitee, Tenant shall use legal counsel and experts selected by Tenant who are reasonably acceptable to MAC. MAC, at its option and at its sole expense, shall have the right to select its own counsel and experts for the defense of claims. Tenant, at their expense, shall provide to MAC all information, records, statements, photographs, video, or other documents reasonably necessary to defend the parties on any claims.

This provision shall survive expiration or earlier termination of this Agreement. The furnishing of the required insurance hereunder shall not be deemed to limit Tenant’s obligations under this Agreement.

As a distinct and separate indemnification obligation, Tenant shall protect, defend, indemnify and hold completely harmless the Indemnitees from any claims or liabilities arising out of Tenant’s failure or alleged failure to procure and to keep in force the insurance required as part of this Agreement.

Tenant shall not use or authorize the Leased Premises to be used in any manner that would void Tenant or MAC’s insurance or increase the insurance risk. Tenant shall comply with all reasonable requirements imposed by the insurers for MAC and Tenant.

B.	Property Insurance on Buildings

Tenant will keep all buildings, contents and leasehold improvements on the Leased Premises continuously insured via a property insurance policy on a form commonly known as a “special causes of loss” with insurance underwriters licensed or admitted in Minnesota and having an A.M. Best rating, or its equivalent, of at least A-VII acceptable to MAC during the Term of this Agreement, covering fire and other risks of physical loss insurable under such coverage, for an aggregate amount equal to 100 percent of their replacement value. Such policies shall be in a form satisfactory to MAC and name MAC as a loss payee as its interest may appear. The policy or policies shall contain a waiver of subrogation by endorsement or terms and conditions of the policy(s) in favor of MAC. Tenant shall keep evidence of such insurance using the standard ACORD form insurance certificate per Minnesota Statute 60A.39 or a form of certificate or memorandum from the licensed insurance broker per Subd. 5 of this Statute.

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To the extent MAC maintains property insurance on the Leased Premises, MAC’s coverage (or ability to recover under such coverage) shall be limited to the excess value of any property loss after exhaustion of amounts payable under Tenant’s property insurance associated with the loss. For the avoidance of doubt, MAC may grant its insurance carriers with rights of subrogation, specifically including but not limited to instances in which MAC’s insurance coverage is in excess of amounts payable under Tenant’s policies.

In the event of damage or destruction to any buildings or improvements on the Leased Premises, all insurance proceeds shall be used to repair, rebuild and/or restore the buildings and improvements on the Leased Premises unless otherwise mutually agreed in writing by both MAC and Tenant.

C.	Insurance

Tenant shall obtain and maintain with insurance underwriters licensed or admitted in Minnesota and having an A.M. Best rating of at least A-VII or equivalent, acceptable to MAC, a standard policy, or policies for protection from claims against it under worker’s compensation acts, claims for damages because of bodily injury including personal injury, sickness or disease or death of any and all employees or of any person other that such employees, and from claims for damages against it because of injury to or destruction of property including loss of use resulting therefrom.

Tenant shall carry with insurance underwriters licensed or admitted in Minnesota and having an A.M. Best rating of at least A-VII or equivalent acceptable to MAC, premises operations liability insurance and aircraft liability insurance, hangarkeepers liability on each aircraft engaged in air carrier activities which is owned, operated or under the care, custody or control by Tenant at the Airport. All such insurance shall be in at least the following amount, shall include MAC as an additional insured by endorsement to the policy or policies or terms and conditions of the policy(s) and shall be in form reasonably acceptable to MAC. Tenant shall keep evidence of such insurance using the standard ACORD form insurance certificate per Minnesota Statute 60A.39 or a form of certificate or memorandum from the licensed insurance broker per Subd. 5 of this Statute. MAC reserves the right and Tenant agrees to commercially reasonable revisions upwards or downwards in the minimum insurance requirements hereinafter set forth either by field rule or ordinance of MAC, provided, however, that any such revision shall be nondiscriminatory. If any of the aforementioned insurance is written on a claims made basis, the tenant warrants that continuous coverage will be maintained, or an extended discovery period will be exercised, for a period of three years from the time this Lease expires.

1.	Aviation Liability Policy for Contractual liability, Bodily injury and Property Damage - $100 million, combined single limit, each occurrence, aggregate where applicable.

2.	Owned and Non-Owned Aircraft Bodily Injury and Property Damage Liability including Passenger Liability - $100 million, combined single limit, each occurrence, aggregate where applicable.

3.

Workers’ Compensation to statutory limits and employer’s liability to at least $1,000,000 bodily injury by accident, $1,000,000 policy limit each accident bodily injury by disease, $1,000,000 each employee. The policy or policies shall contain a waiver of subrogation by endorsement or terms and conditions of the policy(s) in favor of MAC.

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4.	Hangarkeepers liability - $20 million, combined single limit, each occurrence, aggregate where applicable.

5.	Commercial Automobile Liability, for owned, non-owned, hired, leased and rented vehicles - $26 million, combined single limit, each occurrence, aggregate where applicable.

6.	Environmental Liability - $1 million, combined single limit, each occurrence, aggregate where applicable

Subject to MAC’s approval, Tenant may use self-insurance or alternative insurance which MAC reserves the right to periodically review and to reasonably adjust to meet the requirements of this Agreement.

12.	ENVIRONMENTAL RESPONSIBILITIES

A.	Definitions

“Environmentally Regulated Substances” means any element, compound, pollutant, contaminant, toxic, or other hazardous substance, material or waste, or any mixture thereof, designated, referenced, regulated or identified pursuant to any applicable Environmental Law.

“Environmental Law” means any common law or duty, case law or ruling, statute, rule, regulation, law, ordinance or code whether local, state or federal, that regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance material or waste, or any mixture thereof or relates in an way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters.

B.	Indemnification

Tenant hereby indemnifies and agrees to defend, protect and hold harmless, MAC, commission members, its officers, employees or agents, any successor or successors to MAC’s interest (collectively “MAC Indemnities”) from and against any and all losses, liabilities, fines, charges, damages, injuries, penalties, response costs, or claims of any and every kind whatsoever paid, incurred or asserted against, or threatened to be asserted against, any MAC Indemnitee, relating to or regarding, directly or indirectly, Environmentally Regulated Substances or Environmental Laws arising out of or as a result of Tenant’s operations of the Leased Premises, including all related claims or causes of action at common law or in equity which arise from Tenant’s operations of the Leased Premises, whether occurring within the Leased Premises and on the Airport, (hereinafter “Environmental Claims”), except to the extent such Environmental Claims arise from the willful misconduct of the MAC Indemnitees; such matters will include without limitation: (i) all consequential damages; (ii) the costs of any investigation, study, removal, response or remedial action , as well as the preparation or implementation of any monitoring, closure or other required plan or response action to the extent required under applicable Environmental Laws or required by the MAC based on requirements under applicable Environmental Laws; and (iii) all reasonable costs and expenses incurred by any MAC Indemnitee in connection with such matters including, but not limited to, reasonable attorney’s fees and reasonable fees for professional services or firefighting or pollution

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control equipment related to spills, releases or unintended discharges. Tenant further agrees to defend, protect, indemnify and hold harmless any MAC Indemnitee for any such matters arising out of or relating to Sections 12.C. and 12.E. below. Such indemnification and Tenant’s obligations hereunder, shall survive cancellation, termination, or expiration of the Term of this Agreement. All provisions hereof to the contrary notwithstanding, Tenant’s obligation to defend, indemnify, and hold harmless the MAC Indemnitees hereunder shall not extend to any losses, liabilities, fines, charges, damages, injuries, penalties, response costs, or claims of any kind whatsoever arising out of (i) Environmentally Regulated Substances present on, under, or about the Leased Premises or the Airport as of September 1, 2007, which were not installed, placed, spilled, discharged, or released or released thereon by Tenant or (ii) Environmentally Regulated Substances installed, place, spilled, discharged or released by any third party using the Preferential Use Aircraft Parking Area or other areas of the Leased Premises incident thereto to the third party’s use of the Preferential Use Aircraft Parking Area.

C.	Compliance with Environmental Laws

Tenant shall keep and maintain and shall conduct its operations of the Leased Premises, including both within the Leased Premises and on the Airport, in full compliance with applicable Environmental Laws. Tenant will further ensure that its employees, agents, and contractors, subcontractors, and any other persons conducting any activities on behalf of Tenant related to the Leased Premises, including both within the Leased Premises and on the Airport, will do so in full compliance with all applicable Environmental Laws. Tenant shall be responsible for and shall obtain in its or an affiliated company’s name all necessary government permits or other approvals required by applicable Environmental Laws to conduct the operation of the Leased Premises. Upon request of MAC, Lessee shall provide copies to MAC of any such applications, forms, documents, notifications or certifications.

D.	Notification

Tenant shall notify MAC in writing within a reasonable amount of time after learning of any matter that might give rise to an Environmental Claim, or if Tenant obtains knowledge of any release, threatened release, discharge, disposal or emission of any Environmentally Regulated Substance related to the operations of the Leased Premises in, on, under or around the Leased Premises or the Airport which are not in full and complete compliance with all applicable Environmental Laws. Tenant shall promptly follow the notification procedures outlined in the MSP Integrated Spill Response and Coordination Plan (“Integrated Plan”) regarding any spills, releases or accidental discharges that occur on the Airport.

E.	Right to Take Action

MAC shall have the right, but not the obligation or duty, to join or participate in, including if it so elects as a formal party, any legal or administrative or equitable proceedings or actions initiated by any person or entity in connection with any Environmentally Regulated Substance, Environmental Law, Environmental Claim arising out of Tenant’s operations of the Leased Premises, whether occurring within the Leased Premises and on the Airport, or if Tenant is not fulfilling its obligations under Section 12.B. above, and in such case to have its reasonable attorneys’ fees and costs incurred in connection therewith paid by Tenant to the extent provided pursuant to Section 12B.

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F.	Right to Investigate

MAC shall have the right, but not the obligation or duty, anytime from and after the date of this Agreement, upon reasonable advance notice to Tenant, in an non-emergency situation, to investigate, study and test to determine whether Environmentally Regulated Substances related to Tenant’s operations of the Leased Premises are located in, on or under the Leased Premises or the Airport, or were emitted or released therefrom, which are not in compliance with applicable Environmental Laws. In conducting such investigation, MAC shall use reasonable efforts to avoid disrupting Tenant’s operations in the Leased Premises. Upon the reasonable request of MAC, Tenant shall provide a list of any and all Environmentally Regulated Substances related to Tenant’s operations of the Leased Premises which are used in, on or under the Leased Premises or the Airport, certified as true and correct, and specifying how such Environmentally Regulated Substances are used, stored, treated, or disposed.

G.	Environmental Responsibility

1.	Spill Coordination and Responsibility

Tenant agrees to implement the Integrated Plan. Tenant is obligated to ensure that it has adequate resources to respond to a discharge, including retaining a discharge recovery contractor and providing the necessary equipment to respond to a discharge, in accordance with the Integrated Plan.

Annually, Tenant shall verify to MAC that it is complying with this Section 12.G.l and the Integrated Plan as detailed in the plan.

If MAC incurs costs related to a spill or other environmental expenses related to Environmentally Regulated Substances as a result of Tenant’s operations of the Leased Premises, unless due to the gross negligence of MAC, MAC will bill Tenant for all MAC’s actual costs, plus a fifteen percent (15%) administrative fee. Tenant shall pay MAC within thirty (30) days of Tenant’s receipt of the invoice. Tenant may then determine which Tenant, Tenant Agent, Tenant Clientele or other party, is responsible for such costs.

2.	Minnesota Pollution Control Agency (“MPCA”) Permits

If applicable, Tenant agrees to make application to be included on and comply with the MSP NPDES Permit or, if the MAC is in agreement, apply for and comply with an individual stormwater permit issued to Tenant.

Tenant (i) shall only conduct vehicle and aircraft maintenance in accordance with the applicable terms and conditions of the MSP NPDES Permit, and (ii) shall only store waste materials outside in accordance with the applicable terms and conditions of the MSP NPDES permit.

Tenant is prohibited from having any discharges of wash waters with detergents or Environmentally Regulated Substances to stormwater. For products containing Environmentally Regulated Substances (e.g. pavement deicers, rubber removal chemicals, detergents, etc.) that may be exposed to stormwater as part of Tenant’s operation on the Leased Premises, Tenant use shall be limited to those products which are approved by the Minnesota Pollution Control Agency (MPCA).

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3.	Miscellaneous Environmental Operating Conditions

If applicable, Tenant agrees to take steps to implement, maintain and comply with the MPCA approved plans or procedures including the Integrated Spill Plan, Recovered Fuels Plan, Oil/Water Separator Plan, and any required procedures as required by the MPCA AST program or other regulating agreements.

H.	Environmental Condition of Existing Building

As of the date of MAC’s construction of the building, MAC represents and warrants that to the best of its knowledge and belief, the structural and non structural components of the building on the Leased Premises as well as all other areas of the Leased Premises did not contain any Environmentally Regulated Substances in violation of Environmental Laws.

13.	TANKS

Tenant shall own and hold title to any aboveground storage tanks installed at any time by Tenant at the Leased Premises, and shall apply for and obtain any permits required by applicable laws in connection with such tanks. Installation of any underground tanks shall be prohibited, and any installation of any above ground tanks shall require the written approval of MAC, not to be unreasonably withheld, conditioned, or delayed. MAC represents and warrants to the best of its knowledge and belief, that the Leased Premises do not contain any underground storage tanks as of the date MAC constructed the building.

Tenant and MAC acknowledge and agree that any tanks installed on the Leased Premises by Tenant during the Term of this Agreement remain under the ownership and control of Tenant until such tanks are removed from the Leased Premises by Tenant. At the expiration or termination of this Agreement, Tenant is required to remove all tanks from the Leased Premises in accordance with applicable Environmental Laws and provide information to MAC which adequately demonstrates that the tanks have not resulted in environmental contamination to the Leased Premises in violation of applicable Environmental Laws. Should contamination from any tank installed and operated by Tenant be discovered, Tenant shall be required to conduct all remediation or corrective action required to bring the Leased Premises into compliance with applicable Environmental Laws.

14.	MAC TO OPERATE AIRPORTS

MAC shall properly maintain, operate, and manage the Airport at all times and in a safe manner not dissimilar to generally accepted good practices for airports of similar size and character. If for any reason beyond the control of MAC (including but not limited to war, strikes, riots, and civil commotion), MAC shall fail to properly maintain, operate and manage the Airport, such failure shall not operate as a breach of this Agreement or render MAC liable in damages. In such case Tenant will be able to cancel this Agreement upon one hundred eighty (180) days written notice and rent will abate during the time of non-use.

15.	PUBLIC DATA

The parties agree that this Agreement is subject to the Minnesota Government Data Practices Act.

16.	FUTURE LEASES

MAC shall be free in its discretion to rent any other space or concessions on the Airport to any other person, persons, or corporations, and for any purpose that it desires, subject, however, to the provisions of Minn. Stat. § 473.651 and federal law.

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17.	SIGNS

Tenant shall be allowed to erect suitable advertising signs on the Leased Premises to advertise its business at the Airport, subject to the prior written approval of MAC as to the form, type, size, location and method of installation so as to be consistent with the current version at time of design and installation of the following: 1) MAC’s Exterior Signage and Promotional Activities Policy, 2) Airport Facility Guidelines for Minneapolis-St. Paul International Airport, and 3) MAC Ordinance 94 (MSP Building Code Ordinance) as amended or changed.

18.	COMPLIANCE WITH LAWS

A.	Compliance with Laws

Tenant, at its sole expense, shall promptly comply with and conform to all applicable present and future laws, ordinances, regulations, and requirements of federal, state, county, and other government bodies of competent jurisdiction that apply to or affect, either directly or indirectly, Tenant’s use and occupation of the Leased Premises and its operations and activities under this Agreement, and with any lawful order or direction of any public officer relating thereto. MAC shall have the right to and shall adopt and enforce reasonable rules and regulations with respect to the use of the Airport, Leased Premises, and MAC-owned property and related facilities, which Tenant must observe and obey. Subject to the limitations herein, MAC retains the right, but not the duty, to enter and inspect the Leased Premises to determine if Tenant is complying with applicable laws upon reasonable notice to Tenant.

B.	Notices of Violation

Tenant shall notify MAC within five (5) business days (Monday – Friday excluding national holidays) after receipt of any notices of violation of any laws, ordinance, rule, regulation or order specifically concerning the Leased Premises.

19.	SECURITY REQUIREMENTS

A.	Airport Security

All employees, agents, and/or subcontractors of Tenant must meet the requirements of the Airport Police Department with regard to security badging access. All security badging questions must be referred to the Airport Police Department Badging Office at 612-467-0623. All necessary badging shall be Tenant’s sole expense.

Tenant agrees to be familiar with the physical layout and general operating conditions at the Airport.

Tenant at its own expense shall abide by all Transportation Security Administration (“TSA”) or MAC security requirements, ordinances or security directives, including but not limited to, security badge qualifications, access, display, and use, restrictions on sale of dangerous items and limited security area access abilities.

The security of the airport environment, especially in the sterile area, requires constant vigilance and control by MAC. Pursuant to TSA requirements, MAC is only allowed to permit access to the sterile area to individuals who have a business purpose inside the area. Because of this requirement on MAC, security badges issued to Tenant, Tenant’s subcontractors, or independent contractors may be deactivated at the end of the day of termination of the Agreement.

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 25 of 36

B.	Penalties Assessed by the TSA

Tenant understands and agrees that in the event the TSA assesses a civil penalty or fine against MAC for any violation of Transportation Security Regulation or other federal statute as a result of any act or failure to act on the part of Tenant, its subtenants, or subcontractors hereunder, Tenant will reimburse MAC in the amount of the civil penalty assessed plus any costs for defending the civil penalty, including reasonable attorneys’ fees. MAC will provide Tenant notice of the allegation, investigation or proposed or actual civil penalty. Failure of Tenant to reimburse MAC within one hundred twenty (120) days of receipt of written notice of the assessed civil penalty shall be an event of default.

20.	BANKRUPTCY

Adequate assurance of future performance as provided by Section 365 of the Bankruptcy Code as amended, includes, but is not to be limited to:

A.	Adequate assurance of the reliability of the source of all of the rentals, fees, charges, and other consideration due under this Agreement after the assumption or assignment of this Agreement.

B.

Adequate assurance that neither the assumption or assignment of this Agreement nor the exercise of rights hereunder by the party assigning or the assignee will breach any provision in any other agreement to which MAC is bound, any federal or state statute, rule or regulation affecting MAC or the Airport, or any rule, regulation, or ordinance made by MAC.

C.	Adequate assurance that the assumption or assignment of this Agreement will not disrupt the operation of the Airport.

D.

Adequate assurance after the assumption or assignment of this Agreement of payment of rents, fees, charges and other consideration in the form of a deposit, other security, or a bond from a reputable surety, in an amount equal to one year’s rent.

E.	Adequate assurance that the Leased Premises will be used to provide the aviation services permitted by this Agreement.

21.	DEFAULT

A.	Events of Default

Any of the following shall constitute a default of this Agreement by Tenant.

1.	Tenant is in arrears in the payment of rent for a period of fifteen (15) days after written notice of default from MAC.

2.

Tenant fails to operate the Leased Premises as required under this Agreement, or Tenant fails or neglects to do or perform or observe any of the covenants contained herein on its part to be kept and performed and such failure or neglect shall continue for a period of not less than thirty (30) days after MAC has notified Tenant in writing of Tenant’s default hereunder and Tenant has failed for reasons other than those beyond Tenant’s control to cure such default within said thirty (30) day period, plus such additional time as is reasonable under the circumstances in the event such default, by its nature, cannot reasonably be cured within said thirty day period and the default under this Lease in no way impacts use of the

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 26 of 36

airport and its facilities by MAC, its tenants and/or other airport users, provided that Tenant commences such cure within said thirty days and thereafter diligently processes such cure to completion. It is agreed that such thirty (30) day notification period shall not be construed to apply to any default in payment of rent.

3.	Tenant shall be declared to be bankrupt or insolvent according to law, or if any assignment of its property shall be made for the benefit of creditors, or Tenant is placed in receivership.

4.

Tenant is in default under the any loan or financing relating to the Leased Premises or Project that may result in a lien or encumbrance against the Leased Premises, including any loans in which MAC may have guaranteed.

5.

A final, non-appealable judgment is entered against Tenant that (i) remains unsatisfied in excess of the period provided for satisfaction by the order of judgment, and (ii) is in the amount equal to or greater than .14% of operating revenue for the most recently reported fiscal year or $5,000,000.00, whichever is greater.

B.	MAC’s Rights Upon Default

Subject to Section 21A.6, MAC, or those having an estate in the Leased Premises, may take any of the remedies set forth in the following subsections upon the occurrence of an event of default described in Section 21A above.

1.

Immediately, or at any time thereafter, via judicial process including summary eviction proceedings where required, to re-enter into or upon the Leased Premises or any part thereof and take possession of the same fully and absolutely without such re-entry working a forfeiture of the rents or other charges to Tenant for the full Term of this Agreement, and in the event of such re-entry, MAC may proceed for the collection of the rents or other charges to be paid under this Agreement or for properly measured damages; or

2.

MAC may, at its election, terminate this Agreement upon written notice in the manner hereinafter provided and via judicial process including summary eviction proceedings where required, re-enter Leased Premises as of its former estate therein, and Tenant covenants in case of such termination to remain responsible to MAC for all loss of rents and expense including reasonable attorneys’ fees which MAC has suffered or paid by reason of termination, during the residue of the Term; or

3.	MAC shall further have all other rights and remedies including injunctive relief, ejectment or summary proceedings in unlawful detainer, and all such remedies shall be cumulative.

4.

No judicial process is needed or required should Tenant abandon the Leased Premises. Further, if Tenant rejects the Agreement as part of a bankruptcy proceeding, no further judicial process is needed for MAC to recover the Leased Premises.

22.	RIGHT OF ENTRY

MAC, its officers, agents, and employees shall have the right, without limitation but upon reasonable prior notice (except in emergency in which event no notice shall be required) and at

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 27 of 36

reasonable times, throughout the Term of this Agreement to enter upon the Leased Premises for any lawful purpose, including the purpose of determining whether Tenant is complying with its obligations herein, provided however that in all events except pursuant to an emergency, in consideration of Tenant’s security concerns and confidentiality of Tenant’s customer information, MAC will undertake such entry only during business hours, and that neither MAC nor its employees, agents, representatives or contractors shall be permitted to enter portions of the building containing confidential business or personnel information except when accompanied by an authorized representative of Tenant.

MAC by its authorized officers, employees, agents, contractors, subcontractors, or other representatives, will have the right (at such times as may be reasonable under the circumstances and with as little interruption of Tenant’s operation as is reasonably practicable) to enter the Leased Premises for the following purposes:

A.	To inspect such space to determine whether Tenant has complied and is currently in compliance with the terms and conditions of the Lease.

B.

Upon reasonable notice to perform such maintenance, cleaning, or repair as MAC’s Executive Director deems necessary, if Tenant fails to perform its obligations under the agreement, and to recover the reasonable cost of such maintenance, cleaning, or repair from Tenant, which will include a 15% administrative fee.

Such entry by MAC shall not be deemed to excuse Tenant’s performance of any promise, term, condition, or covenant required of it by this Agreement, and shall not be deemed to constitute waiver thereof by MAC.

23.	QUIET ENJOYMENT

So long as Tenant is not in default in their obligations hereunder beyond any applicable period for notice and cure granted hereunder, MAC covenants and agrees that Tenant shall have, hold and enjoy peaceful and uninterrupted possession of all of the Leased Premises and of its rights to in, to, and from the Airport as herein granted.

24.	CIVIL RIGHTS & NONDISCRIMINATION

In satisfaction of the requirements of the FAA Advisory Circular, the provisions of Exhibit E are included in this Lease. However, the requirements contained within Exhibit E remain subject to the limitations of and notice and cure provisions of Section 21.A.2. MAC agrees that it shall enforce the provisions of Exhibit E against Tenant solely in a manner which is reasonable and non-discriminatory.

25.	GENERAL PROVISIONS

A.	Headquarters Covenant

During the Term of this Lease, and any extensions or holdover periods Sun Country hereby covenants and agrees to maintain its “headquarters” in the metropolitan areas of Minneapolis and Saint Paul within the state of Minnesota. As the sole remedy for breach of this covenant, Building Rent shall become $828,049.92 annually ($69,004.16 monthly), commencing with the first day of the particular month in which Sun Country violates the Headquarters Covenant (and, in the event any such violation continues for thirty-six consecutive months, the higher Building Rent will be in effect permanently thereafter through the remaining Term of the lease). MAC’s failure to comply with FAA Grant Assurances with regard to the allocation and use of terminal facilities with respect to Sun Country shall relieve Sun Country’s obligations under this Headquarters Covenant

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 28 of 36

The term “headquarters” means the corporate office which constitutes (i) the principal office of Sun Country (or any assignee holding all or substantially all (i.e., ninety-five percent (95%) or more) of the stock or assets of Sun Country) from which its business is conducted, and (ii) the principal office of Sun Country’s or such assignee entity’s CEO, CFO, and majority of its other senior management team members.

B.	Sublease or Assignment

Tenant shall not sublease the Leased Premises, or transfer or assign this Lease, (collectively, a “Transfer”) without MAC’s prior written consent, at its sole discretion. This Agreement is binding on all legal representatives, successors or assigns. Consent is subject to payment of all rents and the performance of all covenants, conditions and terms contained in this Agreement by Tenant. It shall not be unreasonable for MAC to disapprove a sublease or assignment of the Leased Premises if the proposed sublease or assignee is not an Air Transportation Business.

Notwithstanding the foregoing, this Section shall not be interpreted to preclude a Transfer of Tenant’s rights and obligations hereunder to any person or entity (a) controlling, controlled by, or under common control with Tenant, or (b) that is Tenant’s successor through purchase, merger, reorganization, conversion, or consolidation, or (c) that acquires all or substantially all of the stock or assets of Tenant (collectively, a “Permitted Transferee”); provided that such Permitted Transferee conducts an Air Transportation Business in the Premises and assumes all rights and obligations hereunder. Written notice of such assumption shall be provided by the Tenant and Permitted Transferee prior to the effective date of such Transfer. It is expressly understood that Tenant intends to convert its corporate structure from that of a limited liability company to that of a corporation after the Execution Date hereof, and MAC has no consent rights thereover.

C.	Minnesota Law and Jurisdiction

The laws of the State of Minnesota shall govern this Agreement. Tenant further consents to the personal jurisdiction of and venue in the Minnesota state courts.

D.	Severability

If any term, condition, or provision of the Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder thereof and the application of such terms, provisions, and conditions to persons or circumstances other than those as to whom it shall be held invalid or unenforceable shall not be affected thereby, and the Agreement and all the terms, provisions, and conditions hereof shall, in all other respects, continue to be effective and to be complied with to the full extent permitted by law.

E.	Right to Amend

In the event the FAA, or its successors, or the TSA requires modifications or changes in this Agreement as a condition precedent to the granting of funds for the improvement of the Airport, MAC and Tenant agree to consent to such amendments, modifications, revisions, supplements, or deletions of any of the terms, conditions, or requirements of this Agreement as may be reasonably required to obtain such fund; provided, however, that in no event will Tenant be required, pursuant to this subsection, to agree to an increase in the rent or other charges. Tenant and MAC will consult with each other and negotiate in good faith to avoid Tenant’s use of the Leased Premises being materially affected.

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 29 of 36

F.	Accord and Satisfaction

No payment by Tenant of a lesser amount than the rent or other payments required in this Agreement shall be deemed an accord and satisfaction. MAC shall accept such payment without prejudice to MAC’s rights to recover the balance of rent and/or payments due or to pursue any other remedy.

G.	Attorneys’ Fees and Costs

In the event of any suit or proceeding to enforce the terms of the Agreement, each party shall bear its own attorney’s fees and costs.

H.	Relationship of Parties

It is understood and agreed that nothing in this Agreement is intended or shall be construed as in any way creating or establishing the relationship of co-partners hereto, or as constituting Tenant as the agent, representative or employee of MAC for any purpose or in any manner whatsoever. Tenant is to be and shall remain an independent Tenant with respect to all services performed under this Agreement.

I.	Headings

The headings incorporated in the Agreement are for convenience in reference only and are not a part of the Agreement and do not in any way limited or add to the terms and provisions hereof.

J.	Waiver

The waiver of breach by Tenant or MAC of any term of this Agreement must be in writing to be effective, and shall not be deemed a waiver of any subsequent breach of the same term or any other term of this Agreement.

K.	Condemnation

If it shall be in the public interest, MAC shall have the power to condemn the property interests created by this Agreement provided that this provision shall not be construed as a waiver by MAC or Tenant of their rights to contest the validity of any such condemnation.

Upon taking by MAC and without limitation to the preceding paragraph, (1) in the event of a taking by MAC of the Agreement or any portion of the Leased Premises or other property of MAC or Tenant, MAC’s and Tenant’s awards shall be limited solely and exclusively to their relocation expenses and those relating to a permanent taking of their personal property, and (2) in no event shall MAC or Tenant be entitled to any award relating to the value of any expired portion of the Term of this Agreement, the leasehold improvements, any fixture located on or about the Leased Premises, or any loss, damage or diminution of Tenant’s business. Tenant hereby waives all provisions of applicable law, which is or may be inconsistent with this section.

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 30 of 36

L.	Subordination to Agreements with the U.S. Government

This Agreement shall be subordinate to the provisions of and requirements of any existing or future agreement between MAC and the United States, relative to the development, operation or maintenance of the Airport.

This Agreement and all provisions hereof shall be subject to whatever right the United States Government now has or in the future may have to acquire affecting the control, operation, regulation and taking over of said Airport or the exclusive or non-exclusive use of the Airport by the United States during the time of war or national emergency.

M.	Parking

No parking privileges (on areas of the Airport other than the Leased Premises) are provided as part of this Agreement. All such parking must be coordinated with MAC’s Landside Operations Department.

N.	Force Majeure

If performance of any of the provisions of this Agreement is rendered impossible or is delayed by reason of strikes, fire, flood, explosion, civil commotion, riot, insurrection, terrorism, or act of God, then such performance shall be excused if impossible, or postponed for the period of such delay, if delayed.

O.	Entire Agreement

This represents the entire agreement between the Parties. This Agreement may only be modified if done in writing and executed by both Parties.

P.	Existing Lease

Tenant and MAC are parties to that certain Aircraft Hangar Facility Lease Agreement dated October 1, 2012, as amended by First Amendment to Aircraft Hangar Facility Lease Agreement dated May 1, 2015, and Second Amendment to Aircraft Hangar Facility Lease Agreement dated October 1, 2017 (collectively, the “Existing Lease”). Notwithstanding the provisions of Section 3(IV)(B) of the Existing Lease, for the period commencing January 1, 2019, the Hangar Rent shall be computed at the rate of $59,040.00 per month. As of the Effective Date of this Agreement, the Existing Lease shall be deemed terminated.

Q.	Notices

Except, as otherwise specifically provided in this Agreement, all notices, demands, elections, requests, and other communications required or permitted herein (any of which is referred to in this paragraph as a “Notice”) shall be in writing, and delivered by messenger, overnight mail, or courier. Any Notice given by a party’s attorney shall be deemed Notice given by such party, provided that, in the case of outside counsel, such party has reasonably communicated the existence of the attorney’s representation of the party to the recipient of the Notice. All such Notices (and copies thereof) shall be deemed to be delivered: (a) if sent by messenger, upon personal delivery to the party to whom the Notice is directed; (b) if sent by United States mail (prepaid certified or registered, return receipt requested, correctly addressed), three (3) Business Days after being so mailed; or (c) if sent by overnight courier, with request for next Business Day delivery, on the next

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 31 of 36

Business Day after sending; addressed as follows (or to such other address as the parties may specify by fifteen (15) days’ advance Notice given pursuant to this Section):

To MAC:

Director, Commercial Management & Airline Affairs

Metropolitan Airports Commission

6040-28th Avenue South

Minneapolis, MN 55450

Fax: (612) 970-9600

To Sun Country Airlines:

General Counsel

Sun Country Airlines

1300 Corporate Center Curve

Eagan, MN 55121

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 32 of 36

IN WITNESS WHEREOF, the Parties hereto signed and executed this instrument the day and year last below written, but the Lease Term commences as of the Effective Date set forth in Article 3.

Date: February 21, 2019	METROPOLITAN AIRPORTS COMMISSION

	By:	/s/ Eric L. Johnson
Eric L. Johnson, Director – Commercial
Management & Airline Affairs

Date: February 19, 2019	MN AIRLINES, LLC.

	By:	/s/ Jude I. Bricker
Jude I. Bricker, President and CEO

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 21st day of February 2019, by Eric L. Johnson, Director - Commercial Management & Airline Affairs of Metropolitan Airports Commission, a Minnesota public corporation, on behalf of the corporation.

/s/ Karen M. Racek Notary Public

STATE OF MINNESOTA	)
) ss.
COUNTY OF DAKOTA	)

This instrument was acknowledged before me on the 19th day of February, 2019, by Jude I. Bricker, on behalf, on behalf of MN Airlines, LLC, as its president.

/s/ Victoria Rene Palpant Notary Public

Headquarters Facility Lease Agreement – MN Airlines, LLC d/b/a Sun Country Airlines Minneapolis-St. Paul International Airport	Page 33 of 36

650'RT (L6)
Longfellow Ave So
Cargo Road
138+25
SITE ACCESS
100'
455.00'
195.00'
LEASE LINE 137+25
440.38'
100.00'
R=11695.16'
103.92'
100.00'
128.28'
27.72'
FUTURE
BILLBOARD
11,406 SF
SUN COUNTRY
HEADQUARTERS
LANDSIDE PARKING AREA
260,897 SF
490.00'
275'
TWY L
296.5'
SUN COUNTRY
HEADQUARTERS
AIRSIDE PARKING AREA
15,185 SF
DEVELOPMENT
PARCEL #1
307,271 SF
142.13'
562.50'
302.00'
SUN COUNTRY
HEADQUARTERS
BLDG LEASE AREA
89,543 SF
188.00'
89.00'
69.50'
114.00'
72.50'
SERVICE ROAD L
25.00'
R=7403.44'
213.86'
U OF M
BEE APIARY
7,200 SF
195.00'
SUN COUNTRY
HEADQUARTERS
PREFERENTIAL USE PARKING AREA
85,795 SF
199.50'
186.31'
18.00'
210.50'
38.00'
245.80'
10.00'
88.00'
107.00'
60.0'
3.47'
VACANT
APRON #2
22,725 SF
232.58'
200.40'
70.0'
RUBB HANGAR BLDG
LEASE AREA
80,247 SF
RUBB HANGAR APRON
LEASE AREA
104,992 SF
112.56'
22.01'
408.02'
120.0'
60.0'
375'
138'
R=7403.44'
308.06'
307.68'
141.06'
268'R
20
VACANT
PARCEL #2
52,743 SF
46.96'
247.50'
201.19'
248.50'
32+12
159.51'
30.00'
96.04'
VACANT
APRON #2A
43,500 SF
R=7403.44'
203.84'
VACANT
PARCEL #3
128,874 SF
245.00'
VACANT
APRON #2
75,930 SF
164.55'
138'
38.19'
132.50'
29+70
63.00'
60.00'
310.00'
29+07
284.50'
29+67
175.50'
30
AIRFIELD SERVICE ROAD
74'
452.5'
450'
540.00'
SUN COUNTRY
HANGAR 1
BLDG LEASE AREA
219,420 SF
SUN COUNTRY
HANGAR 1
APRON LEASE AREA
217,878 SF
353.94'
293.96'
NORTH
30'
20.00'
442.50'
24+30
215.41'
24+50
10
0
200
SCALE IN FEET

Metropolitan Airports Commission

GENERAL OFFICES
6040-28TH AVENUE SOUTH
MINNEAPOLIS, MINN. 55450

SUN COUNTRY
LEASE EXHIBIT

EXHIBIT
A
02/19/19

Exhibit B

METROPOLITAN AIRPORTS COMMISSION

Minneapolis-St. Paul International Airport

MN Airlines, Inc. dba Sun Country Airlines

Maintenance Responsibility Matrix

	Exclusive Use Space	Non-Exclusive Preferential Use Aircraft Ramp Area	Landside Area
Interior Rooms
Custodial Service	Lessee	N/A	N/A
Cleaning, painting, repair & replacement of interior floor covering, walls, wall coverings, ceilings, windows, doors		N/A	N/A
Trash Removal	Lessee	N/A	N/A
Door locks & keys	Lessee	N/A	N/A
Pest Control	Lessee	N/A	N/A
Entrances	Lessee	N/A	N/A
Interior Decorations	Lessee	N/A	N/A

Electrical & Lighting

Repair & Replace Fixtures, Ballasts & Bulbs	Lessee	Lessee	Lessee
Repair of outlets & fixtures	Lessee	Lessee	Lessee
Electrical System	Lessee	Lessee	Lessee

HVAC
Maint. & repair of internal distribution system	Lessee	N/A	N/A
Conditioned air	Lessee	N/A	N/A
Outlets	Lessee	N/A	N/A
Healing Systems	Lessee	N/A	N/A
Ventilation Systems	Lessee	N/A	N/A
Gas Systems	Lessee	N/A	N/A
Steam Systems	Lessee	N/A	N/A

Plumbing & Sewer System
Maintenance & Repair of Internal distribution system	Lessee	N/A	N/A
Maintenance & Repair of Fixtures and Drains	Lessee	N/A	N/A
Water Lines	Lessee	N/A	N/A
Water Equipment	Lessee	N/A	N/A
Sewer Line (including free flow up to common sewer line)	Lessee	Lessee	Lessee

Structural & Exterior
Roof	Lessee	N/A	N/A
Exterior Walls	Lessee	N/A	N/A
Foundation	Lessee	N/A	N/A
Floors	Lessee	N/A	N/A
Windows	Lessee	N/A	N/A
Public access doors	Lessee	N/A	N/A
Overhead doors	Lessee	N/A	N/A
Sidewalks	Lessee	N/A	N/A
Ceilings	Lessee	N/A	N/A
Exterior Glass/Windows	Lessee	N/A	N/A
Loading docks	Lessee	N/A	N/A

Paved Areas
Crack sealing and repair	Lessee	MAC	Lessee
Striping	Lessee	Lessee	Lessee
Snow Removal	Lessee	MAC	Lessee
Sweeping & Removal of Debris	Lessee	MAC	Lessee
Access Road Snow Removal	Lessee	N/A	Lessee

Nonpaved Areas
Landscape Maintenance	Lessee	N/A	Lessee
Erosion and dust control	Lessee	N/A	Lessee

Fire Protection Systems
Fire Extinguishers	Lessee	N/A	N/A
Fire Protection Systems	Lessee	N/A	N/A
Sprinkler Systems	Lessee	N/A	N/A

Other
Lessee’s Trade Fixtures	Lessee	Lessee	N/A
Lessee’s Equipment	Lessee	Lessee	N/A
Signs	Lessee	Lessee	Lessee
Ground Power Units	Lessee	N/A	N/A

EXHIBIT C

METROPOLITAN AIRPORTS COMMISSION

MINNEAPOLIS-SAINT PAUL INTERNATIONAL AIRPORT

WOLD-CHAMBERLAIN FIELD

October 1, 2013

NOTICE TO:	ALL AIRPORT USERS

FROM:	DIRECTOR MSP OPERATIONS

SUBJECT:	FIELD RULE: AIRCRAFT DEICING

The Metropolitan Airports Commission, in consideration of aircraft flight safety during winter operations and to comply with NPDES stormwater permit requirements, is issuing an AIRCRAFT DEICING FIELD RULE.

Aircraft deicing is mandated by Code of Federal Regulations- Federal Aviation Regulations Part 121. Contaminant discharge to receiving waters from MSP is regulated by the Minnesota Pollution Control Agency (MPCA) under National Pollution Discharge Elimination System (NPDES) permit #MN000210l. Per procedures listed in this FIELD RULE, the MAC and its tenants will implement Best Management Practices (BMPs) and best available technologies within aviation safety and operational considerations.

The following rules for aircraft deicing operations are effective this date, [revise date] October 1, 2013

LOCATIONS

Aircraft deicing at Minneapolis-Saint Paul International Airport (MSP) will be conducted at locations that fall under one of the following three categories:

1.	Dedicated deice pads with associated containment facilities.

2.	Apron areas where drainage is controlled by a “plug and pump” system.

3.

Non-contained apron areas provided that the tenant makes a provision for the prevention of discharge into the storm drain system (i.e. storm drain covers, MAC approved inserts, etc), augmented by immediate recovery of spent fluids by a Glycol Recovery Vehicle (GRV). These provisions must comply with Chapter 7, Sections 1.14 through 1.24 in the MSP NPDES Permit.

MSP deicing tenants shall utilize the dedicated deicing pads to the extent possible, as required in Chapter 7, Section 1.7 of the MSP NPDES Permit.

PROCEDURES

1.

MSP tenants shall submit for approval a deicing plan to the MAC Airside Operations Department on an annual basis prior to September 15th. The plan must include deicing procedures for each location category (as described above) that a tenant expects to utilize. Tenants without an approved deicing plan for a specific location category will be prohibited from deicing at that location. THERE WILL BE NO EXCEPTIONS TO THIS PROVISION.

2.	Approved methodologies for containment of spent deicing fluids at MSP:

•	Dedicated deicing pads that may be used by all tenants.

•

The current system of plugging and pumping the storm sewers at selected locations will be continued, but not expanded beyond the existing contained gates at the Terminal 1-Lindbergh and Terminal 2-Humphrey aprons.

•	Aircraft deicing may be accomplished on tenant leasehold areas PROVIDED THAT:

1.	All storm sewer inlets likely to receive spent deicing fluids are covered, or equipped by other approved means, to prevent discharge of spent deicing fluid into the storm drain system.

2.	Glycol Recovery Vehicles are used immediately after each aircraft is deiced to recover spent deicing fluids.

3.	Recovered product is transported to a dedicated GRV remote holding tank or the MAC Glycol Management Facility for processing.

4.	Deicing operations by tenants do not impact the safety and operations of nearby leaseholders or the general public.

5.	All procedures are conducted in a manner compliant with Chapter 7, Sections 1.14 through 1.24 of the MSP NPDES Permit.

3.

Aircraft deicing operations on aircraft movement area surfaces will be strictly limited to areas with containment facilities or where drainage is controlled by a plug and pump system. Glycol dispensing vehicles are authorized to operate on designated movement area surfaces contingent on the requirement that the vehicles are operated by properly trained and licensed personnel, that entry onto a movement area surface is for the express purpose of aircraft deicing, and that prior notification was made to the MAC Airside Operations department. Glycol Recovery Vehicles are not authorized to operate on any open movement area surfaces.

4.	To ensure maximum environmental protection for the storage and use of glycol at MSP, the following fluid management measures are required:

•	Aircraft Deicing Fluid shall not be used for pavement deicing

•

Glycol storage tank(s) including all pipes and valves, will either (i) be within a permanent or portable secondary containment area with the capacity to hold 110% of largest tank volume, or (ii) the storage tanks/tank systems will be double walled, and will incorporate at least one of the following: 1) be constructed with all product fill and removal hoses/pipes on the top of the tank; 2) have breakaway fail-safe valves; 3) have double-walled piping systems; or 4) other similar containment protection as approved by MAC.

•	Filler hoses, unless equipped with end caps or closure valves; must be placed in a contained bucket or in the contained area, when not in use; to reduce leaking from the nozzle.

•	Each glycol tank will be labeled with the type of fluid, the tank capacity and the phone number for MAC Communications (612-726-5577) to facilitate rapid emergency response.

•	If glycol trucks are stored during the non-deicing season with fluid in the tanks, secondary containment measures must be in place.

•

All spills or unintended releases of aircraft deicing fluid must be reported to MAC Communications regardless of whether spill/release occurred in a contained location. Recovery procedures shall be initiated as appropriate.

•

Appropriate best management practices (BMPs) must be implemented for glycol storage and handling by the tank owner and all users. These BMPs shall be documented within their Stormwater Pollution Prevention Plan (SWPPP), as required by the MSP NPDES Permit.

5.

In order to comply with NPDES Permit limits, deicing may be limited or prohibited at any airport location, including tenant leasehold areas. Accordingly, this Field Rule may be modified as necessary due to NPDES Permit requirements, or as necessary for safety or aircraft/airfield operational requirements.

This FIELD RULE contains provisions for safe, efficient aircraft deicing and environmentally responsible containment of spent deicing fluids. It is essential that each company emphasize the need to comply with the FIELD RULE to their employees.

/s/ Phil Burke
Phil Burke
Director of MSP Operations
Minneapolis-St. Paul International Airport

Exhibit E

Civil Rights & Nondiscrimination

1.	General Civil Rights Provisions

The Tenant agrees to comply with pertinent statutes, Executive Orders and such rules as are promulgated to ensure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or disability be excluded from participating in any activity conducted with or benefiting from Federal assistance. If the Tenant transfers its obligation to another, the transferee is obligated in the same manner as the Tenant.

This provision obligates the Tenant for the period during which the property is owned, used or possessed by the Tenant and the Airport remains obligated to the Federal Aviation Administration. This provision is in addition to that required by Title VI of the Civil Rights Act of 1964.

2.	Title VI Clauses for Compliance with Nondiscrimination Requirements

During the performance of this contract, the Tenant, for itself, its assignees and successors in interest (hereinafter referred to as the “Tenant”) agrees as follows:

A.

Compliance with Regulations: The Tenant will comply with Title VI List of Pertinent Nondiscrimination Acts and Authorities, as they may be amended from time to time, which are herein incorporated by reference and made a part of this contract.

B.

Nondiscrimination: The Tenant, with regard to the work performed by it during the contract, shall not discriminate on the grounds of race, color, or national origin in the selection and retention of sub-contractors, including procurement or materials and leases of equipment. The Tenant will not participate directly or indirectly in the discrimination prohibited by the Nondiscrimination Acts and Authorities, including employment practices when the contract covers any activity, project, or program set forth in Appendix B of 49 CPR part 21.

C.

Solicitations for Subcontracts, including Procurement of Materials and Equipment: In all solicitations, either by competitive bidding or negotiation made by the Tenant for work to be performed under a subcontract, including procurement of materials, or leases of equipment, each potential sub-contractor or supplier will be notified by the Tenant of the Tenant’s obligations under this contract and the Nondiscrimination Acts and Authorities.

D.

Information and Reports: The Tenant will provide all information and reports required by the Nondiscrimination Acts and Authorities and will permit access to its books, records, accounts, other sources of information, and its facilities as may be determined by MAC or the Federal Aviation Administration (FAA) to be pertinent to ascertain compliance with such Nondiscrimination Acts and Authorities and instructions. Where any information required of a Tenant is in the exclusive possession of another who fails or refuses to furnish this information, the Tenant will so certify to MAC or the Federal Aviation Administration, as appropriate, and shall set forth what efforts it has made to obtain the information.

E.

Sanctions for Noncompliance: In the event of the Tenant’s noncompliance with non-discrimination provisions of this contract, MAC shall impose such contract sanctions as it or the Federal Aviation Administration may determine to be appropriate, including, but not limited to:

1.	Withholding payments to the Tenant under the contract until the Tenant complies; and/or

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2.	Cancelling, terminating, or suspending a contract, in whole or in part.

F.

Incorporation of Provisions: The Tenant will include the provisions of Section 2, subsections A–F in every subcontract, including procurements of materials and leases of equipment, unless exempt by the Nondiscrimination Acts and Authorities. The Tenant will take action with respect to any subcontract or procurement as MAC or the Federal Aviation Administration may direct as a means of enforcing such provisions including sanctions for noncompliance. Provided, that if the Tenant becomes involved in, or is threatened with litigation by a sub-contractor, or supplier because of such direction, the Tenant may request the MAC to enter into any litigation to protect the interests of the MAC. In addition, the Tenant may request the United States to enter into such litigation to protect the interests of the United States.

3.	Title VI Clauses for Transfer of Real Property

A.

The Tenant for himself/herself, his/her heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that:

1.

In the event facilities are constructed, maintained, or otherwise operated on the property described in this lease for a purpose for which a Federal Aviation Administration activity, facility, or program is extended or for another purpose involving the provision of similar services or benefits, the Tenant will maintain and operate such facilities and services in compliance with all requirements imposed by the Nondiscrimination Acts and Regulations listed in the Pertinent List of Nondiscrimination Authorities (as may be amended) such that no person on the grounds of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities.

4.	Title VI Clause for Use of Real Property

The Tenant for himself/herself, his/her heirs, personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree that: (1) no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that in the construction of any improvements on, over, or under such land, and the furnishing of services thereon, no person on the ground of race, color, or national origin, will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that the Tenant will use the premises in compliance with all other requirements imposed by or pursuant to the Nondiscrimination Acts and Authorities.

5.	Title VI List of Pertinent Nondiscrimination Acts and Authorities

During the performance of this contract, the Tenant, for itself, its assignees, and successors in interest (hereinafter referred to as the “Tenant”) agrees to comply with the following non-discrimination statutes and authorities; including but not limited to:

•	Title VI of the Civil Rights Act of 1964 (42 USC § 2000d et seq., 78 stat. 252) (prohibits discrimination on the basis of race, color, national origin);

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•	49 CFR part 21 (Non-discrimination in Federally-assisted programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964);

•

The Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, (42 USC § 4601) (prohibits unfair treatment of persons displaced or whose property has been acquired because of Federal or Federal-aid programs and projects);

•	Section 504 of the Rehabilitation Act of 1973 (29 USC § 794 et seq.), as amended (prohibits discrimination on the basis of disability); and 49 CFR part 27;

•	The Age Discrimination Act of 1975, as amended (42 USC § 6101 et seq.) (prohibits discrimination on the basis of age);

•	Airport and Airway Improvement Act of 1982 (49 USC § 471, Section 47123), as amended (prohibits discrimination based on race, creed, color, national origin, or sex);

•

The Civil Rights Restoration Act of 1987 (PL 100-209) (broadened the scope, coverage and applicability of Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975 and Section 504 of the Rehabilitation Act of 1973, by expanding the definition of the terms “programs or activities” to include all of the programs or activities of the Federal-aid recipients, sub-recipients and contractors, whether such programs or activities are Federally funded or not);

•

Titles II and III of the Americans with Disabilities Act of 1990, which prohibit discrimination on the basis of disability in the operation of public entities, public and private transportation systems, places of public accommodation, and certain testing entities (42 USC §§ 12131 – 12189) as implemented by U.S. Department of Transportation regulations at 49 CFR parts 37 and 38;

•	The Federal Aviation Administration’s Nondiscrimination statute (49 USC § 47123) (prohibits discrimination on the basis of race, color, national origin, and sex);

•

Executive Order 12898, Federal Actions to Address Environmental Justice in Minority Populations and Low-Income Populations, which ensures nondiscrimination against minority populations by discouraging programs, policies, and activities with disproportionately high and adverse human health or environmental effects on minority and low-income populations;

•

Executive Order 13166, Improving Access to Services for Persons with Limited English Proficiency, and resulting agency guidance, national origin discrimination includes discrimination because of limited English proficiency (LEP). To ensure compliance with Title VI, you must take reasonable steps to ensure that LEP persons have meaningful access to your programs (70 Fed. Reg. at 74087 to 74100);

•	Title IX of the Education Amendments of 1972, as amended, which prohibits you from discriminating because of sex in education programs or activities (20 USC 1681 et seq).

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